PITTSBURGH, May 28 /PRNewswire-FirstCall/ --
Michael Baker Corporation (Amex: BKR) today reported its financial results for the first quarter of 2003.

    (Logo: NewsCom: http://www.newscom.com/cgi-bin/prnh/20020605/BAKERLOGO )

    For the quarter, Baker posted a net loss of ($97,000) or ($0.01) per diluted share, on total contract revenues of $99 million. This compares with net income of $1.7 million, or $0.20 per diluted share, on total contract revenues of $96 million in first-quarter 2002. The decline in year-over-year earnings is attributable primarily to the overall mix of project work in the Energy segment, which is yielding lower than expected margins; lower than anticipated volume and labor utilization rates in the Engineering segment; higher occupancy costs and related relocation expenses for the company's largest office facility, which also includes its headquarters, near Pittsburgh; and the costs associated with the infrastructure and amortization of the company's new information systems, which were implemented on January 1, 2003.

    Revenues in the Engineering business were basically even compared to the same period last year, while operating income before corporate overhead allocations declined 33 percent. The major factor in the operating income decline were the costs associated with the relocation of the company's largest Engineering office in January, which also impacted labor utilization, and the continuing slowness in private sector contract activity. Operating margins, before corporate overhead, were 4.8 percent for first quarter 2003, compared to 7.3 percent in first quarter 2002. Utilization rates have increased during the second quarter and are expected to show continued improvement for the remainder of the year.

    Revenues in the Energy business were eight percent higher, while operating income before corporate overhead allocations was 25 percent lower, in first quarter 2003 than in first quarter 2002. Contributing to these results were the significant decline in higher-margin, OPCO(R) -- related revenue, and the lower than expected operating performance on an international contract for the implementation of a computerized maintenance management system. The company, however, recently announced an onshore OPCO-style agreement with Huber Energy, a unit of J. M. Huber Corporation, and is optimistic that other similar agreements will be concluded over the next several months.

    Interest expense was ($86,000) and interest income was $4,000 for the current quarter, compared to interest expense of ($21,000) and interest income of $92,000 for the prior period. During the quarter, the company's short-term liquidity was impacted by changes in its billing process related to the implementation of the new information systems. As a result, the company needed to access its credit facility in order to meet certain operating expenses. Long-term debt at March 31, 2003 was $24.1 million compared to zero at year-end 2002.

    Total backlog for the company was $564 million at March 31, 2003, compared to $545 million at year-end 2002.
Commenting on the results, President and Chief Executive Officer Donald P. Fusilli, Jr. said, "Clearly, we are disappointed with these results. The implementation of the new information systems created numerous distractions for management during the quarter, as well as substantial expense to convert data to the new system. We are realigning those resources and refocusing their attention on new work opportunities, higher labor utilization, energy performance and the company's overall cost structure. The billing difficulties that we experienced during the quarter have improved in recent weeks, and we expect a continued improvement in cash flow in June." He added that the increase in backlog since year-end is an encouraging sign, and both business segments continue to win new work despite the uncertain world economy.

    Michael Baker Corporation (www.mbakercorp.com) provides engineering and energy expertise for public and private sector clients worldwide. The firm's primary services include engineering design for the transportation and civil infrastructure markets, operation and maintenance of oil and gas production facilities, architecture, environmental services, and construction management for building and transportation projects. Baker has more than 4,200 employees in over 30 offices across the United States and internationally.


    (The above information includes certain forward-looking statements concerning future operations and performance of the Company. Forward looking statements are subject to market, operating and economic risks and uncertainties that may cause the Company's actual results in future periods to be materially different from the performance suggested above. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in anticipated levels of government spending on infrastructure; and changes in loan relationships or sources of financing. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)


    BAKER REPORTS FIRST QUARTER 2003 RESULTS

     FINANCIAL SUMMARY
     (Unaudited)


     Operating Results                          For the quarter ended March 31
     (In thousands, except
       earnings per share)                            2003               2002

     Total contract revenues                       $99,299            $95,922

     Gross profit                                  $13,446            $14,781

     (Loss)/income from operations                   $(111)            $3,160

     (Loss)/income before taxes                      $(179)            $3,146

     Net (loss)/income                                $(97)            $1,714

     Basic weighted average shares
      outstanding                                    8,346              8,286

     Basic net (loss)/income per share              $(0.01)             $0.21
     Diluted net (loss)/income per share            $(0.01)             $0.20


     Total Contract Revenues                    For the quarter ended March 31
     (In millions)                                    2003               2002

     Engineering                                     $58.7              $58.3
     Energy                                           40.6               37.6
      Non-Core                                         --                 --
          Total                                      $99.3              $95.9

     Income from Operations
      without Corporate Expenses
      Allocated                                 For the quarter ended March 31
     (In millions)                                    2003               2002

     Engineering                                      $2.8               $4.2
     Energy                                            1.3                1.7
     Non-Core                                          0.3                --
         Subtotal - segments                           4.4                5.9
     Corporate/Insurance                              (4.5)              (2.7)
         Total                                       $(0.1)              $3.2

      Backlog
     (In thousands)                             At 3/31/03         At 12/31/02

      Total                                       $563,500           $545,200

     Condensed Balance Sheet
     (In thousands)                             At 3/31/03         At 12/31/02

     ASSETS
     Cash and cash equivalents                      $6,975             $9,885
     Receivables                                    74,507             65,742
     Costs in excess of billings                    54,793             29,723
     Prepaid expenses and other                      5,739              6,220
         Total current assets                      142,014            111,570

     Property, plant and equipment, net             19,026             17,459
     Goodwill and other intangible
      assets, net                                    9,447              9,519
     Other assets                                    6,827              6,549
         Total assets                             $177,314           $145,097

     LIABILITIES & SHAREHOLDERS'
      INVESTMENT
     Accounts payable                              $23,617            $20,373
     Accrued compensation and insurance             24,968             20,977
     Other accrued expenses                         24,313             25,009
     Billings in excess of costs                     6,579              4,191
         Total current liabilities                  79,477             70,550

     Long-term debt                                 24,100                 --
     Other                                           3,147              3,128
         Total liabilities                         106,724             73,678

     Common Stock and Series B Common
      Stock                                          8,694              8,694
     Additional paid-in capital                     38,146             38,146
     Other comprehensive loss                         (612)              (569)
     Retained earnings                              27,315             27,411
     Less - Treasury shares                         (2,953)            (2,263)
         Total shareholders' investment             70,590             71,419
         Total liabilities &
          shareholders' investment                $177,314           $145,097